Exhibit 99.1
NEWS RELEASE

For Immediate Release
Media:	Peter J. Faur
(602) 366-7993

Investors:	Stanton K. Rideout
(602) 366-8589
Project Financing Signed for Cerro Verde Expansion
PHOENIX, Oct. 3, 2005 – Phelps Dodge Corp. (NYSE:PD) today announced agreements have been executed for debt financing facilities totaling $450 million in connection with the expansion of the Sociedad Minera Cerro Verde S.A.A. (Cerro Verde) copper mine near Arequipa, Peru. Phelps Dodge is the majority owner and operator of Cerro Verde and has guaranteed a pro rata share of the project financing debt until completion of construction.
The agreements permit Cerro Verde to borrow as much as $450 million to finance the $850 million expansion, which was announced in October 2004. Copper market conditions and internally generated cash will determine actual borrowings.
Phelps Dodge’s partners in Cerro Verde are Compania de Minas Buenaventura S.A.A. and Sumitomo Metal Mining Co., Ltd., and Sumitomo Corp. The $443 million recently invested by these companies to increase or establish their ownership interests in Cerro Verde is the major source of equity for the project.
Export credit agencies and commercial banks supporting the debt financing facility are the Japan Bank for International Cooperation (JBIC), the KfW banking group of Germany, Calyon New York Branch, Mizuho Corporate Bank of Japan, Scotia Capital of Canada and The Royal Bank of Scotland. The JBIC facility also includes Sumitomo Mitsui Banking Corp. and Bank of Tokyo Mitsubishi.
The expansion will allow Cerro Verde to mine a primary sulfide ore body beneath the oxide ore body currently in production. Mining of the primary sulfide ore body is scheduled to begin in late 2006 and will increase copper production from 100,000 short tons to 300,000 short tons per year when full production is achieved.
Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ approximately 15,000 people worldwide.
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